Exhibit 99.1

MEDIA CONTACT:	INVESTOR RELATIONS CONTACT:
Cheryl Cink, for Glowpoint	Jonathan Brust
+1 530-756-4630	Glowpoint, Inc.
ccink@comunicano.com	+1 312-235-3888, ext. 2052
www.glowpoint.com	jbrust@glowpoint.com
www.glowpoint.com

Glowpoint Board of Directors Appoints Joe Laezza as CEO

Hillside, N.J., July 15, 2010 – Glowpoint, Inc. (OTCBB: GLOW), a global provider of managed services for telepresence and video conferencing, today announced that its board of directors has named Joe Laezza as sole chief executive officer and president effective immediately.  In addition to previously serving as company president, Mr. Laezza served as Glowpoint’s co-CEO alongside Mr. David W. Robinson since March 2009. Mr. Robinson has departed the company.

Grant Dawson, one of Glowpoint’s independent board members, said, "Joe Laezza has been the central force in transforming Glowpoint from a small, niche player, into one of the most important and renowned companies in video communications. I thank him for his dedication and leadership to date, and look forward to his efforts to gain further traction in his enhanced role,” Dawson added, ”The board also wishes David Robinson success with his future endeavors.”

Mr. Laezza, has successfully led Glowpoint’s strategic initiatives by transforming its go-to-market capabilities, building strategic and partner alliances, and launching Glowpoint’s VNOC and Telepresence interExchange service platforms. He will assume sole responsibility for all corporate operations.

Mr. Laezza said, “I want to express my appreciation to David Robinson. The entire company offers our best wishes on his endeavors outside of Glowpoint. I look forward to continuing Glowpoint’s momentum and have great confidence in the management team we have assembled and believe we are in a solid position to move to the next level of development.

Laezza joined Glowpoint in 2004 to focus on operations. He was later appointed COO in 2006, then president in 2008, and was named co-CEO in 2009. He has 20 years of experience in the telecommunications and IP networking industry and has also held various executive management positions and possesses broad experience in operations, sales and marketing and financial management. He also has direct experience in high-profile sales, marketing, product strategy, and operations.

Prior to joining Glowpoint, Laezza served as vice president of operations at Con Edison Communications in New York City, where he was responsible for the company's network operations. Prior, he held management positions at a number of telecommunications service providers, including TCG (now AT&T) and XO Communications, where he was responsible for operations, service delivery, and customer service.

Additional Links

•	Glowpoint's Managed Services
•	Glowpoint on Twitter

About Glowpoint

Glowpoint, Inc. (OTCBB: GLOW) provides carrier-grade, managed telepresence and video communications services that are accessible via its cloud-based hosted infrastructure and open architecture applications. Glowpoint's suite of robust telepresence and video conferencing solutions empowers enterprises to communicate with each other over disparate networks and technology platforms. Glowpoint supports thousands of video communications systems, in more than 35 countries, with its 24/7 video management services. Glowpoint also powers major broadcasters, Fortune 500 companies, as well as global carriers and video equipment manufacturers – and their customers – worldwide. To learn more, visit http://www.glowpoint.com.